Commitment To Provide Financing

($48.3 Million)

Set forth below are the terms pursuant to which Plainfield Special Situations Master Fund Limited, having an address at c/o Plainfield Asset Management, LLC of 55 Railroad Avenue, Greenwich, Connecticut 06830 (“Plainfield”) , and The Alpine Group, Inc., having an address at One Meadowlands Plaza, Suite 801, East Rutherford, New Jersey 07073 (“Alpine”) , hereby respectively offer and irrevocably commit to Wolverine Tube, Inc. (the “Company”), as follows:

I. Refinance of $38,300,000 in face principal amount of 7 3/8% Senior Notes of the Company due 2008 (“Notes”)

1. Plainfield hereby represents to the Company that it owns and holds not less than $38,300,000 face principal amount of the Notes (the “Plainfield Notes”).

2. Plainfield hereby offers and commits to the Company to amend the terms of and refinance the Plainfield Notes so as to (i) extend the maturity date thereof from August 1, 2008 to March 28, 2009, and (ii) increase the interest rate accruing thereupon from 7 3/8% per annum to 10 ½% per annum. Except as modified pursuant to the preceding sentence, the terms and provisions of the Notes shall remain the same. The Company may accept Plainfield’s offer by sending written notice of its acceptance to Plainfield not later than March 21, 2008, and setting a time and date for the consummation of said offer, which shall be not later than July 28, 2008 nor earlier than five (5) business days after the date of such notice (the “Notes Closing”). The Notes Closing shall take place at the offices of Plainfield or such other place as may be agreed to by the parties. At the Notes Closing, the parties shall enter into a Modification of Notes Agreement providing for the foregoing modifications in form and substance reasonably acceptable to the parties and Plainfield shall deliver the original Notes so that the same may be endorsed to reflect the aforesaid modifications. Additionally, at such Notes Closing, and as a condition thereto, the Company shall deliver or cause to be delivered to Plainfield a certificate executed by its Chief Financial Officer to the effect that no “bankruptcy event” has occurred and/or is continuing in respect of the Company and an opinion of counsel of the Company as to the due authority of the Company to enter into the Modification of Notes Agreement and as to its validity, binding nature and enforceability.

3. The Company shall pay Plainfield a fee in cash equal to three (3%) percent of the face principal amount of the Plainfield Notes, payable (i) two-thirds concurrently with and deemed fully earned upon the Company’s acceptance of this commitment and (ii) one-third at the Notes Closing.

II. Offer to Purchase up to $10,000,000 in Shares of Series B Convertible Stock to be issued by the Company (“Series B Preferred Stock”)

1. Alpine hereby offers and commits to purchase from the Company up to 10,000 shares of Series B Preferred Stock for a purchase price of $1,000 per share (each a “Share”). The Company may accept Alpine’s offer by giving written notice of its acceptance not later than March 21, 2008. Such notice shall (i) include a form Certificate of Designations of the Series B Convertible Preferred Stock, the terms and conditions of which shall be substantially identical (including without limitation the $1.10 conversion price) to the terms and conditions of the Company’s existing Certificate of Designations for its Series A Convertible Preferred Stock, except that (a) the initial cumulative dividend rate payable upon the Series B Preferred Stock shall be equal to 8.50% per annum and all adjustments thereto contemplated under the Series B Certificate of Designations shall be calculated from and off of such rate, and (b) the rights and seniority of the Series B Preferred Stock shall be ratable and parri passu with those of the Series A Preferred Stock; (ii) state the number of Shares of Series B Preferred Stock, up to 10,000, which the Company desires to sell to Alpine and (iii) set a time and date for the consummation of said offer, which shall be not later than July 28, 2008 nor earlier than five (5) business days from the date of such notice (the “Preferred Stock Closing”) .

2. At the Preferred Stock Closing, the Company shall deliver or cause to be delivered to Alpine: (i) a certificate representing the number of Shares being purchased by Alpine as set out in aforesaid notice of the Company, (ii) evidence that the Series B Certificate of Designations has been filed with the Secretary of State of the State of Delaware and become effective on or prior to such date; (iii) a registration rights agreement executed by the Company substantially in the form of the registration rights agreement dated February 16, 2007 in respect of the outstanding and issued Series A Preferred Stock; (iv) a certificate of the Company’s Chief Financial Officer to the effect that no “bankruptcy event “has occurred and/or is continuing in effect in respect of the Company; and (v) a legal opinion of the Company’s counsel in respect of the Shares substantially to the effect of the matters opined by the Company’s counsel as of February 11, 2007 in respect of the Shares of Series A Preferred Stock purchased by Alpine as of such date . Additionally, at the Preferred Stock Closing, Alpine shall (i) pay the purchase price for the Shares calculated at $1,000 per Share in immediately available funds wired to such bank account(s) as may be designated by the Company, and (ii) deliver an executed voting agreement in form and substance reasonably acceptable to the Company limiting Alpine’s voting rights in respect of the purchased Shares to such extent and for such period of time so as not to violate the change of control covenants applicable to the Company in accordance with the terms of the Indenture dated March 27, 2002 relating to the Company’s 10 ½% Senior Notes due 2009.

3. The Company shall pay Alpine a fee in cash equal to three (3%) percent of the aggregate purchase price of the Shares of Series B Preferred Stock, payable (i) two-thirds concurrently with and deemed fully earned upon the Company’s acceptance of this commitment and (ii) one-third at the Preferred Stock Closing.

III.  GENERAL

1. As used herein, the term “bankruptcy event” means any of the following events: (a) the Company or a subsidiary of the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such cash or proceeding is entered; (d) the Company or any subsidiary thereof suffers an appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any subsidiary fails to pay, or states that it is unable to pay or is unable to pay its debts generally as they become due; (g) the Company or any subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any subsidiary therof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing, or takes any corporate or other action for the purpose of effecting any of the foregoing.

2. All reasonable costs and expenses, including attorney’s fees, of Plainfield and Alpine in negotiating, documenting and consummating the transactions provided for in this instrument shall be paid for by the Company.

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED

By:	/s/ Thomas Fritsch
Name: Thomas Fritsch
Title: General Counsel

THE ALPINE GROUP, INC

By:	/s/ Steven S. Elbaum
Name: Steven S. Elbaum
Title: Chairman and CEO

Accepted:

WOLVERINE TUBE, INC.

By:  David A. Owen
Name: David A. Owen
Title:   CFO